EXHIBIT 99.1

#2984

Media Relations:	Investor Relations:
Andrea Greenan	Susette Smith
T +1 410.531.4391	T +1 410.531.4590
E andrea.greenan@grace.com	E susette.smith@grace.com

GRACE TO ACQUIRE SYNTHETECH, INC.
FOR SINGLE-SITE CATALYST PRODUCTION

Columbia, Maryland – September 13, 2010 – W. R. Grace & Co. (NYSE:GRA) and Synthetech, Inc. (NZYM.OB) today announced that they have entered into a definitive merger agreement under which Grace will purchase Synthetech, a manufacturer of fine chemicals specializing in organic synthesis, biocatalysis and chiral technologies. The aggregate purchase price for the transaction is approximately $19.2 million, less Synthetech’s unpaid debt and transaction costs at closing, and subject to a minimum cash balance of $600,000. The acquisition will provide Grace with capacity for the manufacture of specialty single-site and polypropylene catalysts used to produce plastics. In addition, Synthetech’s fine chemicals expertise in chiral and peptide intermediate synthesis will expand Grace’s discovery sciences offerings to the pharmaceutical sector.

“The addition of Synthetech’s technical expertise and its manufacturing assets is an important step in building our polyolefin catalysts business,” said Greg Poling, Vice President of W. R. Grace & Co. and President of Grace Davison. “Synthetech gives us immediate production capacity for specialty single-site and polypropylene catalysts, which significantly enhances our ability to supply our large global customers with these specialized catalysts. The acquisition eliminates the need for investing in a grass-roots facility."

Mr. Poling added, "Synthetech’s established relationships with pharmaceutical companies and their expertise in the development-stage of patented drugs also will broaden our portfolio of products and services in our discovery sciences business."

Dr. Gregory R. Hahn, Synthetech’s President and CEO, noted, “The employees at Synthetech have worked hard over the past four years to successfully turn around the company. With the Grace agreement, we believe we have created additional value for all Synthetech stakeholders, including employees, customers, and particularly shareholders. We look forward to building a new future as part of Grace.”

Corporate Communications
W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044
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Single-site and polypropylene catalysts are used in the production of plastics for automobile parts, household appliances, and consumer product packaging. Grace’s line of polypropylene and polyethylene catalysts includes POLYTRAK®, SYLOPOL® and MAGNAPORE®. Grace recently announced a multi-year agreement to supply polypropylene catalysts to Borealis AG, a leading provider of chemicals and innovative plastics solutions.  The previously announced expansion of Grace's polypropylene catalyst manufacturing capacity at its Worms, Germany facility is expected to be in operation in mid-2011.

The transaction has been approved by the boards of directors of both companies, but is subject to approval by Synthetech’s shareholders and the U.S. Bankruptcy Court and the satisfaction of other closing conditions. Grace anticipates completing the transaction during the fourth quarter of 2010.

Synthetech, Inc. has 63 employees. The primary facility in Albany, Oregon includes production and R&D. A second location in San Diego, California is dedicated to R&D. The company will be integrated into Grace Davison’s Specialty Technologies business.

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About Grace
Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide range of industrial applications; sealants and coatings for food and beverage packaging, and specialty chemicals, additives and building materials for commercial and residential construction. Founded in 1854, Grace has operations in over 40 countries. For more information, visit Grace's web site at www.grace.com.

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with current Good Manufacturing Practices (cGMP) and in compliance with U.S. Food and Drug Administration (FDA) regulations.  Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer's clinical development through market launch and into commercial production.  Synthetech's products also support the production of chemically-based medical devices.  Synthetech's domestic and international customer base includes major and mid-size pharmaceutical, contract drug synthesis, emerging and established biotechnology and medical device companies.  Synthetech also supplies catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Corporate Communications
W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044
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This announcement contains forward-looking statements, that is, information related to future, not past, events.  Such information generally includes the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” “continues”, “outlook” or similar expressions.  For these statements, Grace and Synthetech claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Grace and Synthetech are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements or that could cause other forward-looking information to prove incorrect.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: the fulfillment of the conditions to the closing of the transactions described in the merger agreement, Grace’s bankruptcy and proposed plan of reorganization, and those factors set forth in Grace’s and Synthetech’s respective most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace and Synthetech undertake no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

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Corporate Communications
W. R. Grace & Co.-Conn.
7500 Grace Drive
Columbia, MD 21044
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